Exhibit 4(i)(C)
QIMONDA AG
GUSTAV-HEINEMANN RING 212
D-81739 MUNICH
GERMANY
As of February __, 2008
Citibank, N.A. – ADR Department
388 Greenwich Street
New York, New York 10013
Qimonda Finance LLC
Convertible Notes Due 2013
Ladies and Gentlemen:
          Reference is made to the Deposit Agreement, dated as of August 14, 2006 (the “Deposit Agreement”), by and among Qimonda AG, a company incorporated under the laws of the Federal Republic of Germany (the “Company”), Citibank, N.A., as Depositary (Citibank in such capacity, the “Depositary”), and the Holders and Beneficial Owners of American Depositary Shares (the “ADSs”) issued thereunder. All capitalized terms used, but not otherwise defined, herein shall have the meaning assigned thereto in the Deposit Agreement.
          Qimonda Finance LLC (“Qimonda Finance”) has sold Convertible Notes due 2013, in the aggregate principal amount of                      (the Notes so sold by Qimonda Finance, the “Notes”), each Note convertible at the option of the holder thereof (such holder, a “Converting Noteholder”) on or after                     , 2008 into Shares (to be delivered to the Converting Noteholders only in the form of ADSs), in each case upon the terms and conditions set forth in the Trust Indenture, dated February ___, 2008, a copy of which is attached hereto as Exhibit A (the “Indenture”). The Company and Qimonda Finance have registered the offer and sale of the Notes under the U.S. Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form F-3 ASR (Reg No. 333 – 145983). The Notes have been unconditionally and irrevocably guaranteed by the Company.
          The purpose and intent of this Letter Agreement is to supplement the Deposit Agreement for the sole purpose of accommodating the issuance of ADSs upon deposit of Shares by the Company upon the conversion of Notes in accordance with the Indenture (such Shares, the “Conversion Shares”). The parties agree that this Letter Agreement shall be filed as an exhibit to the next Registration Statement on Form F-6, or the next amendment to the existing F-6 Registration Statement, filed with the Commission in respect of the ADSs.
          For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree as follows:

          1. Authority to Accept Deposit of Conversion Shares and Issue ADSs. The Company hereby instructs the Depositary, and the Depositary hereby agrees, upon the terms and subject to the conditions set forth in this Letter Agreement, to establish procedures, not inconsistent with the Deposit Agreement, to enable the deposit of Conversion Shares with the Custodian by the Company upon the conversion of Notes by Converting Noteholders in order to enable the issuance by the Depositary to the Converting Noteholders of ADSs issued pursuant to the terms of the Deposit Agreement and this Letter Agreement and to deliver ADSs to the applicable Converting Noteholders, in each case upon the terms set forth herein.
          2. Company Assistance. The Company agrees to provide commercially reasonable assistance to the Depositary upon the request of the Depositary in connection with the establishment of procedures to enable the acceptance of the deposit by the Company of the Conversion Shares with the Custodian and the issuance and delivery of ADSs to the Converting Noteholder(s).
          3. Partial Entitlement ADSs.
          (a) The Company hereby informs the Depositary that any Conversion Shares issued by the Company out of the Company’s conditional capital or authorized capital will be entitled to the full dividend for the fiscal year in which they are issued, but will not be entitled to receive any dividends in respect of the prior fiscal year. As a result, any such Conversion Shares issued after the end of the Company’s fiscal year but before the annual shareholders’ meeting will not be entitled to receive any dividend that may be paid in respect of the prior fiscal year and, as such, may be issued as “Partial Entitlement Shares” (as defined in the Deposit Agreement). Conversion Shares issued as Partial Entitlement Shares become “Full Entitlement Shares” (as defined in the Deposit Agreement) (i) automatically upon the adoption of a resolution at the annual shareholders meeting regarding the appropriation of (or lack of) balance sheet profits for the fiscal year in which the Partial Entitlement Shares were issued or, if later, on the date the Company’s shares first trade “ex dividend”; (ii) automatically upon the adoption by the supervisory board of the Company of the annual financial statements of the Company (Feststellung des Jahresabschlusses) if no balance sheet profit is shown in such financial statements or (iii) otherwise as notified to the Depositary and the Custodian by the Company.
          (b) The Company agrees that upon the deposit of Conversion Shares that are Partial Entitlement Shares it will provide notice thereof to the Depositary and to the Custodian by using the following identifier: “SPECIAL (TEMPORARY) TRADING MARKET”.
          (c) Upon the Partial Entitlement Shares becoming Full Entitlement Shares the Company shall give notice thereof to the Depositary and the Custodian, and shall, to the extent necessary, cooperate with the Custodian to exchange any certificates representing Partial Entitlement Shares for certificates representing Full Entitlement Shares.
          (d) The Depositary is instructed to issue Partial Entitlement ADSs in respect of Conversion Shares that are deposited by the Company as Partial Entitlement Shares (the “Partial Entitlement Conversion ADSs”). The Partial Entitlement Conversion ADSs will be listed on the NYSE under the symbol and CUSIP number that the Company will identify to the Depositary in writing prior to the first establishment of Partial Entitlement ADRs, and are to be eligible for settlement in DTC.
          (e) The Depositary is instructed to exchange the Partial Entitlement Conversion ADSs for Full Entitlement ADSs (as defined in the Deposit Agreement) and to give notice of such exchange to the Holders of Partial Entitlement Conversion ADSs promptly upon receipt of notice from the Company that the applicable Partial Entitlement Shares have become Full Entitlement Shares.
          (f) The Company and the Depositary agree that Holders of Conversion ADSs issued after the ADS Record Date in respect of a meeting of the Company’s shareholders will not be entitled to instruct the Depositary to vote (or cause to be voted) the Shares represented by such Conversion ADSs at such shareholders’ meeting.
          4. Representations and Warranties. The Company hereby represents and warrants as follows:
(i)	the Conversion Shares to be deposited by the Company for the purpose of the issuance of ADSs will, at the time of deposit, (w) have been duly authorized, validly issued, fully paid, non-assessable and legally obtained, and will be free of any preemptive rights of the holders of outstanding Shares, (x) except in the case of Conversion Shares identified and deposited by the Company as Partial Entitlement Shares, rank pari passu with respect to the other Shares then on deposit under the Deposit Agreement that are not Conversion Shares, (y) be free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and (z) not be “Restricted Securities” (as defined in the Deposit Agreement) and, except in the case of Conversion Shares identified and deposited by the Company as Partial Entitlement Shares, will not have been stripped of any rights or entitlements;

(ii)	it will not deposit any Conversion Shares with the Custodian, nor request the Depositary to issue ADSs in respect thereof, if the conversion of Notes into Shares is no longer exempt from registration under the Securities Act and pursuant to Section 3(a)(9) of the Securities Act; and

(iii)	all requisite approvals have been obtained in Germany and in the United States for the issuance of the Notes, the conversion of Notes into Conversion Shares and ADSs, and the deposit of the Conversion Shares with the Custodian and the issuance and delivery by the Depositary of ADSs in respect thereof.
          Such representations and warranties shall survive the deposit of the Conversion Shares and the issuance and delivery of ADSs in respect thereof.

          5. Opinions of Counsel. Concurrent with the closing of the issuance of the Notes, the Company will provide the Depositary with (a) an opinion of counsel in Germany reasonably satisfactory to the Depositary addressing, inter alia, (i) the execution and delivery of this Letter Agreement by the Company and the valid issuance of the Conversion Shares, (ii) the satisfaction of all regulatory requirements in Germany for the issuance of the Notes and the issuance and delivery of Shares and ADSs upon the conversion of Notes, and (iii) the absence of any breach or violation of any law of Germany, and (c) an opinion of U.S. counsel reasonably satisfactory to the Depositary addressing, inter alia, (i) the due execution and delivery of this Letter Agreement and its enforceability under New York law, (ii) satisfaction of all U.S. securities registration requirements for the issuance of the Notes and the issuance and delivery of Conversion Shares and ADSs upon the exercise of the conversion of Notes, and (iii) the absence of any breach or violation of any New York State or Federal U.S. law.
          6. Indemnity. The Company agrees to indemnify the Depositary and the Custodian against, and hold each of them harmless from, any direct loss, liability, tax, charge or expense of any kind whatsoever (including, but not limited to, the reasonable fees and expenses of counsel) incurred by them that may arise (a) out of, or in connection with, the issuance of ADSs upon the terms hereof, or (b) out of acts performed or omitted in connection with this Letter Agreement, as the same may be amended, modified or supplemented from time to time, in any such case by the Depositary or the Custodian, except to the extent such loss, liability, tax, charge or expense is due to negligence or bad faith of any of them, or (ii) by the Company.
          The obligations set forth in this Section 6 shall survive the termination of this Letter Agreement and the succession or substitution of any party hereto.
          7. Depositary Fees. The Depositary confirms that the Depositary will not charge any ADS issuance fees upon the deposit of Conversion Shares by the Company and the issuance of ADSs in regard thereof.
          8. Securities Lending Acknowledgement. In connection with that certain American Depositary Share Lending Agreement, dated as of February ___, 2008 (the “Lending Agreement”), among Infineon Technologies AG, as Lender, Credit Suisse International, as Borrower, Credit Suisse Securities (USA) LLC, as Collateral Agent, and Deutsche Bank Trust Company Americas, as Note Trustee, Infineon Technologies AG acknowledges that it is aware that (i) any ADSs returned to it pursuant to the Lending Agreement are subject to restrictions on sale and transfer under the U.S. securities laws and agrees not to sell or otherwise transfer such ADSs without satisfying such restrictions, (ii) the terms of the Deposit Agreement may, in certain circumstances, limit or affect the rights of Infineon Technologies AG in the Shares on deposit (i.e., dividends are payable to ADS Holders in U.S. Dollars, voting rights are subject to the voting section of the Deposit Agreement), and (iii) the cancellation of ADSs for the purpose of withdrawing the underlying Shares on deposit with the Custodian is subject to the payment of the Depositary fees specified in the Deposit Agreement, unless such fees are waived by the Depositary.
          9. Governing Law. This Letter Agreement shall be interpreted under, and all the rights and obligations hereunder shall be governed by, the laws of the State of New York.

          The parties have caused this Letter Agreement to be executed and delivered on their behalf by their respective officers thereunto duly authorized as of the date set forth above.

QIMONDA AG
By:
Name:
Title:

By:
Name:
Title:

Agreed to as of the date set forth above:

CITIBANK, N.A.,
as Depositary

By:
Name:
Title:
Acknowledged as of the date set forth above:

QIMONDA FINANCE LLC

By:
Name:
Title:

Joined in solely for purposes of Section 8 as of the date set forth above

INFINEON TECHNOLOGIES AG

By:

Name:
Title:

By:
Name:
Title:

EXHIBIT A
INDENTURE FOR NOTES (ATTACHED)

A-1